Exhibit 10.2

PUT OPTION AGREEMENT

THIS PUT OPTION AGREEMENT (this “Agreement”) is entered into as of March 12, 2010, by and among CrowdGather, Inc., a Nevada corporation (the “Company”), and Phil Santoro (the “Investor”), a holder of 258,065  shares of the Company’s common stock (“Shares”) issued by the Company pursuant to that certain Website and Domain Name Acquisition and Transfer Agreement dated as of the date hereof (the “Purchase Agreement”) between the Investor and the Company.

RECITALS

A.  WHEREAS, the Investor has entered into the Purchase Agreement for the acquisition of certain Shares of the Company.

B.  WHEREAS, in order to induce the Investor to enter into the Purchase Agreement, the Company has agreed to grant to the Investor an option to put (the “Put Right”) to the Company the Shares acquired by the Investor pursuant to the Purchase Agreement within the ten (10) business days of the Triggering Date, as such term is defined below.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties mutually agree as follows:

SECTION 1
PUT OPTION

1.1 Grant of Put Option. Upon receipt by the Company of written notice by the Investor within the ten (10) business days of the Triggering Date, the Investor shall have the option (the “Put Option ”) to require the Company to purchase from the Investor, subject to the conditions set forth in this Agreement, all of the Shares initially acquired by the Investor (“Put Shares”) pursuant to the Purchase Agreement at an aggregate purchase price equal to One Hundred Fifty Thousand Dollars ($150,000) (the “Put Option Price”) payable in five (5) equal monthly installments of Thirty Thousand Dollars ($30,000). In order to exercise such Put Option, the Investor must deliver written notice to the Company of the Investor’s election to exercise the Put Option in accordance with Section 1.3 of this Agreement within ten (10) business days of the Triggering Date.

1.2 Notice of Triggering Date. The Investor shall provide the Company written notice of a Triggering Date within ten (10) business days of the Triggering Date. The “Triggering Date” is the earlier of: (i) the date that the Investor’s Shares become eligible to be sold pursuant to Rule 144; or (ii) the date that the Investor’s Shares may be sold pursuant to an effective registration statement.

1.3 Manner of Exercise. The Investor shall exercise the Put Option by giving an irrevocable written notice from the Investor to the Company within ten (10) business days of the Triggering Date that the Investor elects to exercise such Put Option upon the terms and subject to the conditions set forth in this Agreement.

1.4 Closing and Payment. The closing of the purchase and sale of the Put Shares shall occur on the date designated in writing by the Company to the Investor, which date shall be within twenty (20) business days following the date upon which the Company received the written notice from the Investor that the Investor was electing to exercise the Put Option. The aggregate Put Option Price shall be payable to the Investor by the Company in five (5) equal monthly installments of Thirty Thousand Dollars ($30,000), which shall each be paid on the first day of each of the five months following the Triggering Date; provided however, that the Company’s obligation to commence payment of those installments shall be subject to the Company’s receipt of the certificate or certificates representing the Put Shares, duly executed for transfer, or accompanied by stock powers duly executed in blank (with a medallion guarantee or such other evidence of signature as the Company’s transfer agent may require) transferring the Put Shares to the Company.

1.5 Rights After Closing. From and after the closing of the purchase of the Put Shares by the Company, all rights of the Investor with respect to the Put Shares shall cease, and such shares shall be owned legally and beneficially by the Company to be cancelled and returned to treasury of the Company.

1.6 Partial Purchase. The Company shall not be obligated to purchase the Put Shares if the Company shall be unable to do so without a breach or violation of the provisions of applicable law or the articles of incorporation or bylaws of the Company as in effect on such date. If the Company is unable to purchase all of the Put Shares at one time due to any such restriction, the Company shall purchase such securities as the Company is able without a breach or violation of applicable law or the articles of incorporation or bylaws of the Company, and the Company shall use reasonable efforts to remove any such limitations upon the Company’s ability to effect such purchase.

1.7 Termination of Put Option Agreement. This Agreement shall terminate immediately prior to the earlier to occur of the following (the “Put Option Termination Date”):

(a)	the eleventh (11th) business day after the Triggering Date;

 (b)  the sale of all or substantially all of the assets of the Company, or the consolidation or merger of the Company with or into any other business entity pursuant to which shareholders of the Company, prior to such consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity;

 (c) the liquidation, dissolution or winding up of the business operations of the Company; and

 (d) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company.

SECTION 2
MISCELLANEOUS

2.1 Governing Law and Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California in the United States of America, without giving effect to the choice of law provisions thereof. The state and federal courts located in County of Los Angeles, California shall have exclusive jurisdiction to adjudicate all disputes between the parties concerning the subject matter hereof.

2.2 Assignment of Put Option. The Put Option granted in this Agreement may not be assignable or transferable by the Investor.

2.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.4 Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.5 Amendment and Waiver. Except as otherwise expressly provided, the obligations of the Company and the rights of the Investor under this Agreement may be amended, modified or waived only with the written consent of the Company and the Investor.

2.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to either party, upon any breach, default or noncompliance of the other party under this Agreement, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on either party’s part of any breach, default or noncompliance under the Agreement or any waiver on either party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to either party shall be cumulative and not alternative.

2.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a United States recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties hereto.

2.8 Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

2.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

2.11 Representation of Financial Sophistication. The Investor represents that it is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.

2.12 Transfer Taxes. All excise, transfer, stamp, documentary, filing, recordation and other similar taxes which may be imposed or assessed as the result of any payment related to the Put Option, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, shall be borne by the Investor.

2.13 Entire Agreement.  This Agreement, including any and all Exhibits and attachments to this Agreement, which are hereby incorporated by reference into this Agreement, constitutes the entire agreement between the parties the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the same subject matter.

[signatures on following page]

IN WITNESS WHEREOF the parties have executed this Agreement on the date specified in the preamble of this Agreement.

INVESTOR:

Phil Santoro

/s/ Phil Santoro
Phil Santoro

6583 Rollymeade Ave
Cincinnati, Ohio 45243

COMPANY:

CrowdGather, Inc.

By: /s/ Sanjay Sabnani
Name: Sanjay Sabnani
Title: CEO

20300 Ventura Boulevard, Suite 330
Woodland Hills, California  91364